Exhibit 10.4

AMALGAMATED BANK CHANGE IN CONTROL PLAN

Adopted by the Board on July 9, 2018

1.	Purpose; Operation.

Amalgamated Bank, a New York state-chartered bank, has established this Amalgamated Bank Change In Control Plan (as amended from time to time, the “Plan”) to provide the participants with certain protections against the uncertainties usually created by a Change In Control in order to better enable the participants to devote their full time, attention and energy to the business of the Bank or its Subsidiaries prior to and after a Change In Control, thereby benefiting the Bank and its stockholders.

The operation and administration of the Plan is subject to the provisions of this Plan document. Capitalized terms used in the Plan are defined in Exhibit A hereto or may be defined within the Plan.

2.	Effective Date.

The Plan shall take effect upon consummation of the Bank’s initial public offering (the “Effective Date”).

3.	Administration.

The Plan will be administered by the Committee, who shall act only by a majority of its members then in office (provided that with respect to decisions relating directly to the participation of a Committee member in the Plan and benefits due to such member, such member shall recuse himself or herself from any such vote). The Committee shall have the authority, in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all of the powers and authorities either specifically granted to it under the Plan, or necessary or advisable in the administration of the Plan, including, without limitation, the authority:

(a) to designate those members of the Bank’s management team who shall participate in the Plan;

(b) to construe and interpret the Plan, and to establish, amend and revoke rules and regulations for administration of the Plan. The Committee, in the exercise of these powers, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it will deem necessary or expedient to make the Plan fully effective.

(c) to determine payment amounts due pursuant to the terms of the Plan; and

(d) to make all other determinations deemed necessary or advisable for the administration of the Plan.

All determinations, interpretations and constructions made by the Committee in good faith will not be subject to review by any person (except for the Bank’s accountant and/or legal counsel) and will be final, binding and conclusive on all persons.

None of the members of the Board, the Bank, or the Committee shall be liable for any action taken, or determination made, in good faith with respect to the Plan. In addition to such other rights of indemnification that they have as members of the Board, the Bank shall indemnify the members of the Committee to the extent permitted by applicable law, against reasonable expenses (including, without limitation, attorneys’ fees) actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved to the extent required by and in the manner provided by the governing documents of the Bank relating to indemnification of the members of the Board) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to such matters as to which it is adjudged in such action, suit or proceeding that such Committee did not act in a manner reasonably believed to be in the best interests of the Bank.

4.	Participation.

Those management employees of the Bank and its Subsidiaries who are designated by the Committee shall participate in this Plan. Participation shall be effective on the later of the date such executive is designated by the Committee or his or her date of hire. Participation shall automatically cease upon the earlier of (a) the date designated by the Committee, provided that no Participant may be removed during a Protection Period, or (b) a Participant’s termination of employment that does not constitute a Qualifying Termination hereunder. The Chief Executive Officer of the Bank shall not be eligible to participate in this Plan.

5.	Obligations of the Bank upon Separation during the Protection Period.

(a) Qualifying Terminations. If, during the Protection Period, the Bank causes the Participant to incur a Qualifying Termination, the Bank shall pay to the Participant the amounts set forth below:

(i) The sum of (A) the Participant’s Annual Base Salary through the Separation from Service to the extent not theretofore paid, payable on the next regularly scheduled payroll date (or such earlier date as required by law), (B) any employee benefits that the Participant is entitled to receive pursuant to the employee benefit plans, including any vacation or PTO, of the Bank or its Subsidiaries (other than any severance plans) in accordance with the terms of such employee benefit plans, and (C) expenses reimbursable pursuant to the Bank’s policies incurred but not yet reimbursed to the Participant to the date of Separation from Service (collectively, the “Accrued Obligations”);

(ii) An amount equal to the Participant’s target annual bonus under the annual bonus plan of the Bank or its Subsidiaries for the fiscal year in which the Qualifying Termination occurs (“Target Bonus”), multiplied by a fraction, the numerator of which is the number of days in the fiscal year through the Qualifying Termination, and the denominator of which is 365, payable in a lump sum on the 30th day following the later of the Qualifying Termination or the Change In Control;

(iii) A lump sum payment, payable on the 30th day following the later of the Qualifying Termination or Change In Control, equal to the Participant’s Annual Base Salary plus Average Bonus for the Change In Control Severance Period;

(iv) Reimbursement for the additional premium costs incurred by the Participant, in excess of the active employee rate for similarly-situated active employees, to continue group medical, dental and vision coverage for the Participant and/or the Participant’s family under Section 4980B of the Code and applicable state laws (“COBRA”) for the Change In Control Severance Period (or, if shorter, until the date the Participant either becomes entitled to comparable coverage under another employer’s group health plan, or the expiration of the maximum period of time as permitted by COBRA). The Participant shall submit to the Bank satisfactory evidence of premium costs incurred within 30 days following the date such costs were incurred. Such reimbursements may be reported as taxable or not taxable, as determined by the Committee in its sole discretion, to be necessary or advisable to avoid excise taxes or penalties being imposed on the Bank or the Participant in connection therewith. Within 30 days following receipt of such evidence, the Bank shall pay to the Participant such reimbursement; and

(v) The Bank shall take, or cause to be taken, such action as may be necessary to fully-vest, as of the date of such Qualifying Termination, any unvested equity awards held by the Participant that were granted prior to the Effective Date (those payments or benefits described in (ii) – (v) above, the “Severance Payments”).

Notwithstanding the foregoing provisions of this Section 5, if the Participant breaches the Participant’s obligations under Section 9 of this Plan, the Participant shall no longer be entitled to receive, and the Bank shall no longer be obligated to pay, any remaining unpaid portion of the Severance Payments as of the date of such breach. Any disputes with respect to the application of this Section 5 will be subject to the arbitration provisions of Section 22 hereof; provided that during the pendency of any such dispute, the Bank will be entitled to withhold such Severance Payments.

(b) All Other Terminations. If the Participant incurs a Separation from Service for any reason other than a Qualifying Termination (such as due to Cause, death, Disability, or voluntary resignation without Good Reason), the Participant’s participation in this Plan shall terminate without further obligations by the Bank to the Participant or the Participant’s legal representatives under this Plan, other than for payment of Accrued Obligations. Accrued Obligations shall be paid to the Participant or his or her estate or beneficiary, as applicable, at the time and in the form as provided in Section 5 above.

(c) Release. As a condition precedent to payment of any Severance Payments to the Participant, the Participant shall, within sixty (60) days following the later of his or her Qualifying Termination or the Change in Control (the full 60-day period being the “Release Period”), deliver to the Bank a valid, executed general release substantially in the form presented by the Bank, and the time period provided by law for revocation of such release shall have expired. If the Release Period begins in one calendar year and ends in the next, such severance payments shall not be made until the last day of the Release Period (and any payments that would have otherwise been due prior to such date shall be paid on such date and the remaining payments shall be made on their normally scheduled dates).

6.	Section 409A Payment Limits.

(a) To the maximum extent possible, the provisions of this Plan shall be construed in such a manner that no amounts payable to a Participant are subject to the additional tax and interest provided in Code Section 409A(a)(1)(B). In no event whatsoever shall the Bank or its Subsidiaries be liable for any additional tax, interest or penalty that may be imposed on the Participant by Code Section 409A or any damages for failing to comply with Code Section 409A. If any payment (whether cash or in-kind), including but not limited to reimbursements, would constitute a “deferral of compensation” under Code Section 409A and a payment date that complies with Code Section 409A(a)(2) is not otherwise provided for such benefit either in this Plan or a program or policy of the Bank or a Subsidiary, then such payment shall be made not later than 2 1⁄2 months after the end of the calendar year in which the payment is no longer subject to a substantial risk of forfeiture. Any receipts or other proof of expenses (if required) shall be submitted to the Bank by the Participant no later than one month after the end of the calendar year in which the expense is incurred. The Bank shall pay reimbursements of expenses or benefits or provide fringe or other in-kind benefits on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

(b) Notwithstanding any provision in this Plan to the contrary, if at the time of Separation from Service the Participant is a “specified employee” within the meaning of Code Section 409A, any payments which constitute a “deferral of compensation” under Code Section 409A and which would otherwise become due under this Plan during the first 6 months (or such longer period as required by Code Section 409A) after Separation from Service shall be delayed and all such delayed payments shall be paid in full in the 7th month after the Separation from Service, and all subsequent payments shall be paid in accordance with their original payment schedule. To the extent that any reimbursements of premiums constituting a “deferral of compensation” become subject to the above delay, the Participant shall be responsible for paying such amounts directly to the insurer or other third party and shall receive reimbursement from the Bank for such amounts in the 7th month as described above. The above specified employee delay shall not apply to any payments that are excepted from coverage by Code Section 409A, such as those payments covered by the short-term deferral exception described in Treasury Regulations Section 1.409A-1(b)(4) or the involuntary separation exception described in Treasury Regulations Section 1.409A-1(b)(9).

(c) The Participant’s right to receive any installment payments pursuant to this Plan shall be treated as a right to receive a series of separate and distinct payments. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan that is considered “deferral of compensation.”

7.	Clawback and Forfeiture.

This Plan and any annual bonus, long-term incentive plan, Severance Payment or other incentive or performance-based compensation paid or payable to the Participant pursuant to this Plan or under any other plan or arrangement adopted by the Bank (collectively, “Incentive Compensation”) shall be subject in all respects to the Bank’s Policy on Sound Executive Compensation and any other compensation clawback or forfeiture policy implemented by the Bank from time to time and applicable to all officers of the Bank on the same terms and conditions, including without limitation, any such policy adopted to comply with the requirements of applicable law or the rules and regulations of any stock exchange applicable to the Bank, and any revisions or amendments to any of the foregoing policies adopted by the Bank from time to time and applicable to all officers of the Bank on the same terms and conditions (collectively, the “Clawback Policy”). The Participant acknowledges and agrees that, if the Bank is permitted to effect a clawback or forfeiture of Incentive Compensation pursuant to the Clawback Policy, the Bank shall be entitled to recover or retain any Incentive Compensation paid or payable to the Participant in accordance with the terms and conditions of the Clawback Policy.

8.	Full Settlement.

The Bank’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Bank or its Subsidiaries may have against the Participant or others, other than the Clawback Rights described in Section 7. In no event shall the Participant be obligated to seek another position or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan and such amounts shall not be reduced whether or not the Participant obtains another position. To the extent that any amount due hereunder has become subject to a bona fide dispute, payment of such amount may be delayed until no later than the end of the first taxable year of the Participant in which the Bank and the Participant enter into a legally binding settlement of such dispute, the Bank concedes that the amount is payable, or the Bank is required to make such payment pursuant to a final and nonappealable judgment or other binding decision, as set forth in Treasury Regulation Section 1.409A-3(g), and any such payment shall include interest on such delayed amount from the original due date thereof until paid at the prime rate from time to time reported in The Wall Street Journal during said period, plus, to the fullest extent permitted by law, the amount of all legal fees and expenses which the Participant reasonably incurs as a result of any contest by the Bank, the Participant or others in which the Participant is the prevailing party.

9.	Protective Covenants.

By accepting each payment under this Plan, the Participant acknowledges and agrees that the Bank has developed intellectual property, Trade Secrets and Confidential Information to assist it in its business. Participant further acknowledges and agrees that the Bank has substantial relationships with prospective or existing customers, as well as customer good will associated with its ongoing business. The Bank employs or will employ Participant in a position of trust and confidence, and may provide Participant with extraordinary or specialized training in furtherance of Participant’s duties for the Bank. Participant further acknowledges and agrees that the Bank has a right to protect these legitimate business interests. Therefore, in consideration for the Bank’s decision to employ or continue to employ Participant; for the compensation and benefits provided to the Participant by the Bank under this Plan; in consideration of the time, investment and cost the Bank has incurred and will continue to incur to train Participant and enhance his skills, including, without limitation, extraordinary or specialized training; access to Trade Secrets or Confidential Information; and the Bank permitting Participant to come into contact with its customers and prospects, the Participant agrees to the protective covenants in this Plan. The Participant expressly agrees that the covenants in this Section 9 shall continue in effect through the entire Restricted Period (as defined below) regardless of whether the Participant is then entitled to receive any further payments or benefits from the Bank. For purposes of this Section 9, the Bank shall mean the Bank together with its Subsidiaries. Further, Participant understands and agrees that the covenants contained in this Plan apply notwithstanding any claim of breach of the Plan or any other agreement between the Bank and the Participant. It is further understood that the covenants contained in this Section 9 survive the term of this Plan and bind the Participant so long as he is employed by or in the service of the Bank and including a period of time following the Participant’s Separation from Service equal to the Change In Control Severance Period that would otherwise apply to the Participant in the event of a Qualifying Termination (the “Restricted Period”).

(a) Confidential Information. The Participant agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Bank, any of the Bank’s Trade Secrets or Confidential Information or to disclose to any person, firm or entity any of the Bank’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Bank’s Board, (ii) as authorized by the Bank’s management, pursuant to a written non-disclosure agreement, or (iii) as required by law.

The Defend Trade Secrets Act (18 U.S.C. § 1833(b)) states: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, Participant shall have the right to disclose in confidence Trade Secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Participant shall also have the right to disclose Trade Secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Plan is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of Trade Secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(b) No Competing Employment. The Participant acknowledges that the nature of the Bank’s business and Participant’s position with the Bank is such that if the Participant were to become employed by, or become substantially involved in, the business of a competitor of the Bank during his or her employment or service with the Bank or during the Restricted Period following the Participant’s Separation from Service, it would be very difficult for the Participant not to rely on or use the Bank’s Trade Secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Bank’s Trade Secrets and Confidential Information, and to protect such Trade Secrets and Confidential Information and the Bank’s relationships and goodwill with customers, during the Participant’s employment or service with the Bank and for the full Restricted Period after the date the Participant’s Separation from Service for any reason, the Participant shall not directly, or by assisting others, engage in the banking or financial services business (a “Competitive Business”) in any capacity identical with or corresponding to the capacity or capacities in which employed by or in service with the Bank, anywhere within the areas(s) where Participant is working and/or for which the Participant is responsible at the time of his or her Separation from Service; provided, that the Participant may purchase and hold only for investment purposes less than two percent (2%) of the shares of any Bank in competition with the Bank whose shares are regularly traded on a national securities exchange or inter-dealer quotation system; and provided further that the Participant may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Participant is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. The parties acknowledge and agree that, if necessary to determine the reasonable geographic scope of this restraint, the Bank may rely on appropriate documentation and evidence outside the provisions of this Plan.

(c) Non-Solicitation of Employees. During the Restricted Period, the Participant shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Bank to leave his or her employment or engagement with the Bank either for employment with the Participant or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Bank. The Participant will not be deemed to have violated this Paragraph if employees respond to general advertisements for employment or if the Committee provides unanimous prior written consent to the activities of the Participant (all such requests for consent will be given good faith consideration by the Committee).

(d) Non-Solicitation of Customers. During the Restricted Period, the Participant shall not, directly or by assisting others, take any action to solicit, divert, take away, contact, call upon, communicate with, or attempt to solicit, divert, take away, contact, call upon, communicate with any customers of the Bank, including actively seeking prospective customers, with whom Participant had Material Contact during Participant’s employment, for the purposes of inducing or attempting to induce or divert their business away from the Bank. The term “Material Contact” means the contact between Participant and each customer (a) with whom or which Participant dealt on behalf of the Bank, (b) whose dealings with the Bank were coordinated or supervised by Participant; (c) about whom Participant obtained Confidential Information in the ordinary course of business as a result of Participant’s association with the Bank; or (d) who receives products or services authorized by the Bank, the sale or provision of which results or resulted in compensation, commissions, or earnings for Participant within two years prior to the Participant’s Separation from Service with the Bank.

(e) Non-Disparagement. The Participant agrees that at no time during his or her employment or service with the Bank or thereafter shall he or she make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Bank or any of its affiliates, or any of their respective directors, officers, representatives, agents or employees. The Bank agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of its Board and its Chief Executive Officer or President not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Participant.

(f) Returning Bank Documents. The Participant agrees that upon his or her Separation from Service with the Bank, he or she will deliver to the Bank (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by Participant pursuant to his or her employment or service with the Bank or otherwise belonging to the Bank or its successors or assigns. The Participant is not required to return any personal items; documents, files, or materials containing personal information (except to the extent such materials also contain Trade Secrets or Confidential Information), or documents or agreements of which he or she is a party.

(g) Confidentiality of Plan. The Participant agrees that, except as may be required by applicable law or legal process, during his or her employment or service with the Bank and thereafter, he or she shall not disclose the terms of this Plan to any person or entity other than the Participant’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Plan to any other person or entity.

(h) Understanding of Covenants. By agreeing to participate in and accepting each payment under the Plan, the Participant represents that he or she (i) is familiar with the foregoing confidentiality, invention assignment, non-solicitation, non-competition and nondisparagement covenants, (ii) is fully aware of his or her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the confidential and proprietary information, goodwill, stable workforce, and customer relations of the Bank. Participant further acknowledges and agrees that the covenants contained in this Plan are reasonable in time, scope and in all other respects; that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto; and that should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Plan. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities, or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined or a new enforceable term provided, such that the intent of the Bank and Participant in agreeing to the provisions of this Plan will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws. The existence of any claim or cause of action by Participant against the Bank, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Bank of said covenants.

(i) Remedy for Breach. The Participant agrees that a breach of any of the covenants of this Section 9 would cause material and irreparable harm to the Bank that would be difficult or impossible to measure, and that damages or other legal remedies available to the Bank for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Participant agrees that if he or she breaches any term of this Section 9, the Bank shall be entitled, in addition to and without limitation upon all other remedies the Bank may have under this Plan, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Claims for damages and equitable relief in any court shall be available to the Bank in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Plan shall be challenged in court and the Participant is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Plan until the dispute is finally resolved and all periods of appeal have expired.

(j) Defense of Claims. The Participant further agrees that, during his or her employment or service with the Bank, and for a period of five (5) years after the Participant’s Separation from Service, upon request from the Bank, the Participant will cooperate with the Bank in the defense of any claims or actions that may be made by or against the Bank that affect the Participant’s prior areas of responsibility, except if the Participant’s reasonable interests are adverse to the Bank in such claim or action. The Bank agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Participant actually incurs in connection with him or her providing such assistance or cooperation to the Bank, in accordance with the Bank’s standard policies and procedures as in effect from time to time, provided that the Participant shall have obtained prior written approval from the Bank for any travel or legal fees and expenses incurred by him or her in connection with his or her obligations under this paragraph.

10.	Golden Parachute Provisions.

(a) Anything in this Plan to the contrary notwithstanding, the Bank shall not be obligated to make any payment hereunder that would be prohibited as a “golden parachute payment” or “indemnification payment” under Section 18(k) of the Federal Deposit Insurance Act.

(b) If any payment or benefit to the Participant under this Plan or otherwise would be a “golden parachute payment” or “indemnification payment” within the meaning of Section 18(k) of the Federal Deposit Insurance Act, such payment or benefit shall not be made unless permitted under Applicable Law. The Bank shall use best efforts promptly to apply to the appropriate federal banking agency for a determination that any golden parachute payment is permissible.

(c) Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Bank to or for the benefit of the Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section, except as otherwise provided in this Section) (hereinafter referred to collectively as a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made. For purposes of this paragraph, “Net after-tax benefit” shall mean (i) the total of all Payments which the Participant receives or is then entitled to receive from the Bank or its subsidiaries that would constitute “excess parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all foreign, federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which such payments shall be made to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first such payment), less (iii) the amount of Excise Tax imposed with respect to the Payments described in (i) above. If a reduction is to occur pursuant to this paragraph, the payments and benefits under this Plan shall be reduced in the following order: any cash reimbursement of premium costs, then any other severance payments made pursuant to Paragraph 5 (in reverse order of payment), then any other amount that is a “parachute payment” within the meaning of Section 280G of the Code in such order as determined in the sole discretion of the Committee and not the Participant.

(d) The provisions of this Plan are subject to and shall be interpreted to be consistent with Applicable Law, which terms control over the terms of this Plan in the event of a conflict between Applicable Law and this Plan. Notwithstanding anything herein to the contrary, no payment or benefit shall be paid or provided to the Participant or be vested or accrued if any such payment or benefit, vesting or accrual would violate Applicable Law and, to the extent any such payment or benefit that has been paid, provided, vested or accrued is determined to be in violation of Applicable Law, any such payment or benefit shall be subject to recoupment or cancellation. In the event of any such violation, the Participant and the Bank shall cooperate in good faith to endeavor to meet the requirements of Applicable Law in a manner that preserves to the greatest extent possible the intent and purposes of this Amendment. “Applicable Law” means the laws, statutes, rules, regulations, treaties, directives, guidelines, ordinances, codes, administrative or judicial precedents or authorities and orders of any Governmental Authority, as well as the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, decisions, judgments, directed duties, requests, licenses, authorizations, decrees and permits of, and agreements with any Governmental Authority, to which the Bank or the Participant are a party or by which the Bank or the Participant are bound, in each case whether or not having the force of law, and all orders, decisions, judgments, and decrees of all courts or arbitrators in proceedings or actions to which the Bank or the Participant are a party or by which the Bank or the Participant are bound. “Governmental Authority” means the United States of America, any state or territory thereof and any federal, state, provincial, city, town, municipality, county or local authority, including without limitation, the Federal Deposit Insurance Corporation, the New York State Department of Financial Services, and any board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

11.	Successors.

This Plan is personal to the Participant and without the prior written consent of the Bank shall not be assignable by the Participant other than by will or the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by the Participant’s legal representatives. This Plan shall inure to the benefit of and be binding upon the Bank and its successors and assigns. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank to assume expressly and agree to perform this Plan in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

12.	No Right to Continued Employment or Service.

Nothing in the Plan shall confer upon any Participant the right to continue in employment with, or otherwise continue providing services to, the Bank or its Subsidiaries or to be entitled to any remuneration or benefits not set forth in the Plan, or to interfere with or limit in any way the right of the Bank or its Subsidiaries to terminate such Participant’s employment or other services. The Participant acknowledges and agrees that any right to payments under this Plan is earned only by continuing as an employee of, or otherwise providing services to, the Bank or any Subsidiary at the will of the Bank or any Subsidiary, as applicable, or satisfaction of any other applicable terms and conditions contained in this Plan.

13.	Taxes and Excise Taxes.

The Bank and its Subsidiaries are authorized to withhold from any payment under the Plan or otherwise any amounts of withholding and other taxes due to enable the Bank and the Participant to satisfy obligations for the payment of withholding taxes and other tax obligations. Regardless of whether the Bank or any of its Subsidiaries chooses to withhold with respect to any Participant, or the method used, the Participant shall retain sole responsibility for all taxes due in connection with his or her payments under the Plan. Notwithstanding anything in this Plan to the contrary, neither the Bank, any Subsidiary, nor any other person or entity guarantees, warrants or otherwise represents that any payment made under this Plan will produce any favorable or desired tax or other result; and any statement, inference or other communication to the contrary (under this Plan or otherwise) is and shall be subject to the provisions and qualifications and disclaimer of this sentence. The Participant shall be solely and exclusively responsible for any and all such results.

14.	Amendment; Termination.

The Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, that the Plan may not be materially modified with respect to the rights of any individual who has already become a Participant in the Plan as of such date, unless such waiver, modification or discharge is agreed to in writing and signed by the Participant and the Bank or such modification is otherwise determined to be necessary to comply with applicable laws or banking regulations. The Plan shall automatically terminate upon the expiration of the Protection Period (provided that any payments due to a Qualifying Termination occurring during the Protection Period shall remain due and owing).

15.	Waiver and Severability.

No waiver by the Bank or any Participant at any time of any breach by the Bank or a Participant, as applicable, or compliance with, any condition or provision of this Plan to be performed, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The provisions of this Plan shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.	Unfunded Status of Plan.

The Plan is intended to constitute an unfunded, nonqualified deferred compensation plan. With respect to any payments not yet made to a Participant pursuant to the Plan, nothing contained in the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Bank and its Subsidiaries. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver payments of cash or property hereunder, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

17.	Beneficiary.

Upon the death of a Participant, all of his or her rights under the Plan, if any, shall inure to his or her designated beneficiary (such written designation to be made by the Participant pursuant to the administrative process determined by the Committee), or, if no such beneficiary designation is in force at the time of Participant’s death, to his or her surviving spouse (as determined under applicable state law) or if none, to his or her estate.

18.	No Guarantee or Assurances.

There can be no guarantee that any distributions under the Plan will occur or that any payment to any Participant will result under the Plan. Nothing in this Plan shall be construed to impose an obligation on the Bank or its Subsidiaries to consummate a Change In Control transaction.

19.	Survival of Certain Provisions.

The rights and obligations set forth in Sections 5, 6, 7, 9, 10, 11, 13, and 15 shall survive any termination or expiration of this Plan.

20.	Notices.

All notices by the Participant (or the Participant’s estate) shall be addressed to Amalgamated Bank, 275 Seventh Avenue, New York, NY 10001, Attention: General Counsel, or such other address as the Bank may from time to time specify. All notices to the Participant shall be addressed to the Participant at the Participant’s address in the Bank’s records.

21. Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

22. Arbitration. Any controversy or claim arising out of or relating to this plan or the breach hereof or otherwise arising out of the Participant’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in New York, New York in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators, except that the arbitrator shall apply the law as established by decisions of the U.S. Supreme Court, the Court of Appeals for the Second Circuit and the U.S. District Court for the Southern District of New York in deciding the merits of claims and defenses under federal law (including without limitation any federal antidiscrimination law). The Bank and the Participant specifically agree that the arbitrator may award injunctive relief. In the event that any person or entity other than the Participant or the Bank may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties covenant that they shall participate in the arbitration in good faith. Each party to any arbitration proceeding shall bear its or his own costs and expenses in connection therewith, except as permitted by law or otherwise ordered by the arbitrator in such proceeding. Notwithstanding the foregoing, this Section shall not preclude any party hereto from pursuing a court action pursuant to Section 9 or otherwise for the sole purpose of obtaining a temporary restraining order or a preliminary injunction.

This Plan is being executed, on behalf of the Board, by the duly-authorized officer of the Bank.

AMALGAMATED BANK

By:	/s/ Keith Mestrich	Date:	July 9, 2018
Keith Mestrich, President and
Chief Executive Officer

EXHIBIT A

Plan Definitions

For purposes of the Plan, the following terms shall be defined as set forth below.

“Annual Base Salary” means the Participant’s annual base salary with the Bank as of the date of the Qualifying Termination (ignoring any reduction constituting Good Reason under this Plan).

“Average Bonus” means the Participant’s actual annual bonus paid or payable to the Participant under the annual bonus plan of the Bank or its Subsidiaries (as applicable) for the three most recently completed fiscal years prior to the year in which the Qualifying Termination occurs (or, if the Participant was employed for less than three complete fiscal years, the average of his or her complete fiscal years); provided that if the Participant was employed for less than one complete fiscal year, his Target Bonus.

“Bank” means Amalgamated Bank, a New York state-chartered bank, or any successor corporation. As used in this Plan, the term “Bank” shall also mean any successor to its business and/or assets that assumes and agrees to perform this Plan by operation of law or otherwise.

“Board” means the Board of Directors of the Bank.

“Cause” means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s willful failure to substantially perform his or her duties and responsibilities to the Bank or any Subsidiary or affiliate or deliberate violation of a material Bank, Subsidiary or affiliate policy; (ii) the Participant’s commission of any material act or acts of fraud, embezzlement, dishonesty, or other willful misconduct; (iii) the Participant’s material unauthorized use or disclosure of any proprietary information or trade secrets of the Bank or any Subsidiary or affiliate or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Bank; or (iv) the Participant’s willful and material breach of any of his or her obligations under any written Plan or covenant with the Bank. The Committee shall in its discretion determine whether or not a Participant is being terminated for Cause. The Committee’s determination shall, unless arbitrary and capricious, be final and binding on the Participant, the Bank, and all other affected persons. The foregoing definition does not in any way limit the Bank’s ability to terminate a Participant’s employment or service at any time, and the term “Bank” will be interpreted herein to include any Subsidiary or affiliate or successor thereto, if appropriate. Any determination by the Committee that the service of a Participant was terminated with or without Cause for the purposes of the Plan will have no effect upon any determination of the rights or obligations of the Bank, any Subsidiary or affiliate, or such Participant for any other purpose. For purposes of this definition, Cause shall not be considered to exist unless the Bank provides written notice to the Participant which indicates the specific Cause provision in this Plan relied upon, to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such Cause, and specifies the termination date. The failure by the Bank to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Bank hereunder or preclude the Bank from asserting such fact or circumstance in enforcing the Bank’s rights hereunder.

“Change In Control” means the occurrence of any one or more of the following events:

(i) the consummation of a transaction, or a series of related transactions undertaken with a common purpose, in which any individual, entity or group (a “Person”), acquires ownership of stock of the Bank that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of the Bank’s stock; or

(ii) a sale, lease, exchange or other transfer, in one transaction or a series of related transactions undertaken with a common purpose, of the Bank’s assets having a total gross fair market value of 40% or more of the total gross fair market value of all of the assets of the Bank. For this purpose, “gross fair market value” means the value of the assets of the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Plan, a Change In Control will not include (1) a transaction in which the holders of the outstanding voting securities of the Bank immediately prior to the transaction hold at least 50% of the outstanding voting securities of the successor Bank immediately after the transaction; (2) any transaction or series of transactions approved by the Board principally for bona fide equity financing purposes in which cash is received by the Bank or any successor thereto or indebtedness of the Bank is cancelled or converted or a combination thereof; (3) a sale, lease, exchange or other transfer of all or substantially all of the Bank’s assets to a majority-owned Subsidiary; or (4) a transaction undertaken for the principal purpose of restructuring the capital of the Bank, including, but not limited to, reincorporating the Bank in a different jurisdiction, or creating a holding company.

Notwithstanding the foregoing, a “Change In Control” will only be deemed to occur if the consummation of the corporate transaction meets the requirements of Reg. Section 1.409A-3(a)(5).

“Change In Control Severance Period” means one (1) year for all Participants.

“Code” means the Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder, as amended from time to time, or any successor legislation thereto.

“Committee” means the Compensation Committee of the Board, or such other committee as shall be appointed by the Board to administer the Plan. In the absence of any such committee, the Board shall serve as the Committee.

“Confidential Information” shall mean any data and information (i) relating to the business of the Bank or its Subsidiaries, regardless of whether the data or information constitutes a Trade Secret; (ii) disclosed to Participant or of which he/she became aware of as a consequence of Participant’s relationship with the Bank or its Subsidiaries; (iii) having value to the Bank or its Subsidiaries; (iv) not generally known to competitors of the Bank or its Subsidiaries; and (v) which includes Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Bank or its Subsidiaries, except where such public disclosure has been made by Participant without authorization from the Bank or its Subsidiaries, which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

“Disability” means a condition under which a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Bank. Disability will be determined by the Committee on the basis of such medical evidence as the Committee deems warranted under the circumstances.

“Effective Date” means the date that the Plan is established as set forth in Section 2.

“Good Reason” means: (i) a material diminution in the Participant’s base compensation; (ii) a material diminution in the Participant’s authority, duty or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Participant is required to report, including a requirement that the Participant report to a corporate officer or employee instead of reporting directly to the Board; (iv) a material diminution in the budget over which the Participant retains authority; (v) a material change (by more than 20 miles) in the location of the Participant’s principal worksite without the Participant’s consent; or (vi) any other action or inaction that constitutes a material breach by Bank of this Plan or other agreement pursuant to which the Participant provides services to the Bank; provided that, the Bank shall have thirty (30) days after receipt of notice from the Participant in writing specifying the deficiency to cure the deficiency, to the extent curable, that would result in Good Reason; provided, further, that the Participant shall have ninety (90) days from the occurrence of the event that constitutes Good Reason to provide notice to the Bank that the Participant intends to resign for Good Reason. The failure by the Participant to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Participant hereunder or preclude the Participant from asserting such fact or circumstance in enforcing the Participant’s rights hereunder.

“Participant” means an executive designated by the Committee to participate in this Plan.

“Plan” means this Amalgamated Bank Change In Control Plan, as amended from time to time.

“Protection Period” means ninety days prior to, or one year following, the Change In Control.

“Qualifying Termination” means the Bank causes the Participant to incur a Separation from Service other than for Cause, death or Disability, or the Participant voluntarily Separates from Service for Good Reason, during the Protection Period.

“Separation from Service” means a ‘separation from service’ as defined by Section 409A of the Code. By way of illustration, and without limiting the generality of the foregoing, the following principals shall apply:

(i) The Participant shall not be considered to have separated from service so long as the Participant is on military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with the Bank under an applicable statute or by contract.

(ii) Regardless of whether his employment has been formally terminated, the Participant will be considered to have Separated from Service as of the date it is reasonably anticipated by both parties that no further services will be performed by the Participant for the Bank, or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of employment if the Participant has been employed for less than 36 months). For purposes of the preceding test, during any paid leave of absence the Participant shall be considered to have been performing services at the level commensurate with the amount of compensation received, and unpaid leaves of absence shall be disregarded.

(iii) For purposes of determining whether the Participant has separated from service, all services provided for the Bank, or for any other entity that is part of a controlled group that includes the Bank as defined in Section 414(b) or (c) of the Code, shall be taken into account, whether provided as an employee or as a consultant or other independent contractor; provided that the Participant shall not be considered to have not separated from service solely by reason of service as a non-employee director of the Bank or any other such entity.

“Subsidiary” means, with respect to the Bank, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Bank, and (ii) any partnership, limited liability company or other entity in which the Bank has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. For purposes of this definition, “owned” means a person or entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

“Trade Secrets” shall mean any of the Bank’s or its Subsidiaries’ information, without regard to for, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, form not being generally known to and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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